Exhibit 99.1

301 Winding Road Old Bethpage, NY 11804 212-750-0371 http://www.pwreit.com/

Power REIT Announces 2020 Dividend Income Tax Treatment

Old Bethpage, NY———————— January 28, 2021, Power REIT (“Power REIT,” “we,” “our,” or the “Company;” NYSE American: PW and PW.PRA), today announced the estimated Federal income tax treatment of the Company’s 2020 distributions on its 7.75% Series A Preferred Stock (CUSIP # 73933H200).

The Federal income tax classification of the distribution per share on the Company’s 7.75% Series A Preferred Stock with respect to the calendar year ended December 31, 2020 is shown in the table below:

Record Date	Payable Date	Total Distribution Per Share	Ordinary Income Per Share	Return of Capital Per Share	Capital Gain Per Share
2/15/20	3/15/20	$0.484375	$0.484375	$0.0	$0.00
5/15/20	6/15/20	$0.484375	$0.484375	$0.0	$0.00
8/15/20	9/15/20	$0.484375	$0.484375	$0.0	$0.00
11/15/20	12/15/20	$0.484375	$0.484375	$0.0	$0.00

Nothing contained herein or therein should be construed as tax advice. Consult your tax advisor for more information. Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code. Stockholders are encouraged to consult with their own tax advisors as to their specific tax treatment of the Company’s distributions.

About Power REIT

Power REIT (NYSE American: PW) (the “Registrant” or the “Trust”, and together with its consolidated subsidiaries, “we”, “us”, the “Company” or “Power REIT”, unless the context requires otherwise) is a real estate investment trust (REIT) that owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture.

Cautionary Statement about Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to raise capital through the Rights Offering as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NYSE-AMEX listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Additional information about Power REIT can be found on its website: www.pwreit.com.

Investor Relations:

ir@pwreit.com